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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                        Advanced Voice Technologies, Inc.
                  ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                    ----------------------------------------
                    (State of incorporation or organization)


                    0-25480                       62-1175379
                  ------------               ------------------
          (Commission File Number)      (I.R.S. Employer Identification No.)


                  71 West 23rd Street, New York, New York 10010
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (212) 367-8200

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Item 5.  Other Events.

     The Company is a defendant, together with its former Chairman, in a number of actions which have been consolidated in the United States District Court for the Eastern District of New York. The plaintiffs allege in these actions, among other things, that the Company, its former Chairman, and other non-Company defendants caused to be issued and participated in the issuance of a materially false and misleading registration statement in connection with the Company's public offering of stock in February 1995. In the consolidated actions, claims are asserted as well against several other companies which used the same underwriter and broker-dealer as did the Company. The plaintiffs allege that the Company and its former Chairman's actions were in violation of Sections 11 and 12(a)(2) of the Securities Act of 1993, that its former Chairman is also liable pursuant to Section 15 of the Securities Act of 1933, and that the Company is liable under various theories of fraud and misrepresentation under state law.

     The plaintiffs in the consolidated actions purport to represent certain classes of shareholders, and seek damages in unspecified amounts. Four name plaintiffs and four law firms, have been designated as lead plaintiffs and lead counsel in the consolidated actions. An amended consolidated complaint is scheduled to be served and filed in December, 1997, and the Company's response is currently due at the end of January, 1998.

     Until the order of consolidation in the above actions, a number of analogous class action suits were pending in various New York state courts. These have now been withdrawn, and the plaintiffs in the state suits are now part of the classes represented in the consolidated actions.

     The Company is a defendant in a number of actions by alleged trade creditors in various courts in New York. Other than a case filed by an executive recruiter claiming damages for breach of contract of $42,000, which is being defended, in none of the actions is the claim in excess of $5,000.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ADVANCED VOICE TECHNOLOGIES, INC.
Date:  November 21, 1997


                                    By: /s/ Gwyeth T. Smith, Jr.
                                         --------------------------
                                           Gwyeth T. Smith, Jr.
                                           Chief Executive Officer and President